Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, May 2, 2012

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2012 RESULTS

Cleveland, Ohio, May 2, 2012 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $25.2 million, or $3.00 per diluted share, on revenues of $803.2 million for the first quarter of 2012 compared with consolidated net income of $62.8 million, or $7.48 per diluted share, on revenues of $745.5 million for the first quarter of 2011.
First quarter 2011 net income included income from the February 2011 payment to NACCO of $60.0 million, or $39.0 million after taxes of $21.0 million, for the settlement of the Applica litigation. Excluding the settlement, adjusted income was $23.8 million, or $2.83 per diluted share, for the first quarter of 2011.

NACCO and Subsidiaries Consolidated First Quarter Highlights
Key perspectives on NACCO's first quarter results are as follows:

•
NACCO Materials Handling Group's (“NMHG”) net income for the first quarter of 2012 was $21.2 million compared with net income of $22.3 million in 2011. Net income declined primarily due to higher employee-related expenses that were only partially offset by an improvement in gross profit.

•	Hamilton Beach reported net income of $1.0 million in both the first quarter of 2012 and the first quarter of 2011.

•
Kitchen Collection's first quarter 2012 net loss declined to $2.8 million from a net loss of $3.3 million in 2011 primarily as a result of higher sales and improved gross margins at Kitchen Collection® comparable stores and the favorable effect of the absence of $0.7 million of costs incurred in the first quarter of 2011 related to combining Kitchen Collection's two warehouse facilities into one facility, partially offset by higher employee-related costs.

•
North American Coal's first quarter 2012 net income was $9.2 million compared with $7.1 million in 2011. The increase was primarily the result of an increase in deliveries at the consolidated mining operations and an increase in royalties and other income received from third parties.

•
NACCO and Other, which includes parent company operations, had a net loss of $1.4 million in the first quarter of 2012 compared with net income of $34.7 million in the first quarter of 2011. In 2011, NACCO received $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement and paid $2.8 million, or $1.8 million after taxes of $1.0 million, in legal fees associated with the litigation.

Detailed Discussion of Results

NMHG - First Quarter Results
NMHG reported net income of $21.2 million on revenues of $629.5 million for the first quarter of 2012 compared with net income of $22.3 million on revenues of $586.6 million for the first quarter of 2011.
Revenues increased in the first quarter of 2012 compared with the first quarter of 2011 primarily as a result of an increase in sales of higher-priced trucks and an increase in sales in Western European markets, as well as an overall increase in unit volume mainly in North America. An increase in fleet services revenue and the favorable effect of unit price increases implemented in 2011 and early 2012, primarily in the Americas and Europe, also contributed to the increase in revenues.
In the first quarter of 2012, worldwide new unit shipments increased to approximately 20,100 units from shipments of approximately 19,400 units in the first quarter of 2011 and declined from shipments of approximately 20,700 units in the fourth quarter of 2011. NMHG's worldwide backlog was approximately 22,300 units at March 31, 2012 compared with approximately 24,800 units at March 31, 2011 and approximately 24,700 units at December 31, 2011.
NMHG's 2012 first quarter net income decreased modestly compared with the first quarter of 2011 primarily due to higher employee-related expenses partially offset by an improvement in gross profit. The improvement in gross profit was mainly due to a favorable shift in sales mix to higher-margin products and markets and the favorable effect of price increases partially offset by material cost increases.

NMHG - Outlook
NMHG expects global lift truck market growth to continue to moderate in the remainder of 2012, with volumes comparable to or up slightly from prior periods in the Americas, China and Asia-Pacific, and declining modestly in Europe, particularly Western Europe. Nonetheless, NMHG anticipates a slight increase in unit booking and shipment levels and parts volume in 2012 compared with 2011, primarily as a result of new product introductions and marketing programs. NMHG's backlog is expected to be modestly lower in 2012 compared with 2011. NMHG will continue to monitor ongoing market conditions and adjust manufacturing levels as necessary.
Although commodity costs stabilized and decreased slightly at the end of 2011 and early 2012, these markets are highly volatile and commodity price increases, particularly for steel, are still expected in 2012. Price increases implemented in the first quarter of 2012 are expected to offset a significant portion of these anticipated higher material costs over time. The company will also continue to monitor economic conditions and the resulting effects on costs to determine the need for future price increases.
NMHG's new electric-rider, warehouse, internal combustion engine and big truck product development programs are continuing to move forward. The new electric-rider lift truck program brings a full line of newly designed products to market. The company expects to launch the final two models in the new electric-rider lift truck program in the second quarter of 2012. In mid-2011, the company introduced into certain Latin American markets a new range of UTILEV® brand forklift trucks, which are basic forklift trucks that meet the needs of lower-intensity users. This new internal combustion engine series of utility lift trucks is expected to be introduced into global markets during 2012. All of these new products are expected to improve revenues and enhance operating margins, as well as help increase customer satisfaction. In the context of these new product introductions, the company will continue to focus on improving distribution effectiveness and capitalizing on its product capabilities to gain additional market share. In addition, NMHG currently has truck engine systems that meet the emission requirements of various regions of the world in which it does business. However, stricter diesel emission regulations for new trucks go into effect in 2012 in certain global markets and NMHG expects to launch a range of lift trucks in 2012 that will include engine systems that meet these new emission requirements.
Net income is expected to decline in 2012 compared with 2011 as a result of the absence of one-time items, including the elimination of certain post-retirement benefits, which benefited 2011 results, an anticipated shift in sales mix to lower margin products and markets during the remainder of 2012 and higher marketing and employee-related costs. The majority of the decrease in net income is expected to occur in the second quarter of 2012, with results in the second half of the year expected to improve modestly compared with the second half of 2011. Overall, results are expected to be down in both the Americas and the Europe, Middle East and Africa market segments. Cash flow before financing activities for the full year 2012 is expected to be higher than 2011 despite a significant increase in capital expenditures in 2012 compared with 2011.
Longer term, NMHG is focused on improving margins on new lift truck units, especially in its internal combustion engine business, through the introduction of its new products. In addition, NMHG is strategically focused on gaining market share through its new products, which meet a broad range of market applications cost effectively, and through enhancements to its independent dealer network.

Hamilton Beach - First Quarter Results
Hamilton Beach reported net income of $1.0 million for the first quarter of 2012 on revenues of $104.9 million, compared with net income of $1.0 million for the first quarter of 2011 on revenues of $100.6 million.
Revenues increased in 2012 compared with 2011. The improvement in revenues was primarily the result of an increase in sales of products with higher price points.
Net income in the first quarter of 2012 was comparable to the 2011 first quarter. However, despite an improvement in gross profit, operating profit in 2012 declined compared with 2011 as a result of increased selling, general and administrative expenses. Lower interest expense, resulting from prepayments of Hamilton Beach's term loan in the third quarter of 2011 and the first quarter of 2012, offset the reduction in operating profit.

Hamilton Beach - Outlook
The middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates is expected to continue to remain under pressure. Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial concerns and high unemployment rates. As a result, sales volumes in this segment of the U.S. consumer market are expected to remain challenged. International and commercial product markets are anticipated to be stronger than the U.S. mass consumer market.
Hamilton Beach continues to focus on strengthening its North American market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines, such as The ScoopTM, a single-serve coffee maker. Hamilton Beach expects The ScoopTM and the DurathonTM iron product line, both introduced in late 2011, to continue to gain market position over time as broader distribution is attained. The company is also continuing to introduce innovative products in several small appliance categories. In the second half of 2012, Hamilton Beach expects to launch the Hamilton Beach® Open EaseTM Automatic Jar Opener. This product, as well as other new product introductions in the pipeline for 2012, are expected to positively affect revenues and operating profit. As a result of its improving position in the U.S. consumer, commercial and international markets, Hamilton Beach anticipates an increase in revenues in 2012 compared with 2011.
Overall, Hamilton Beach expects 2012 net income to increase compared with 2011 as a result of anticipated increased revenue and the non-recurrence in 2012 of one-time costs incurred in 2011, partially offset by an expected increase in operating expenses. Hamilton Beach expects that 2012 cash flow before financing activities will be comparable to 2011.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and market share, and pursuing additional strategic growth opportunities, specifically in the international and commercial markets.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $2.8 million on revenues of $45.3 million for the first quarter of 2012 compared with a net loss of $3.3 million on revenues of $40.9 million for the first quarter of 2011.
Kitchen Collection's first quarter 2012 revenues increased compared with the first quarter of 2011 primarily as a result of sales at newly opened Kitchen Collection® and Le Gourmet Chef® stores and an increase in comparable store sales at both the Kitchen Collection® and Le Gourmet Chef® store formats. Comparable store sales improved due to an increase in sales transactions and customer visits and a higher average sales transaction value. The increase in revenue was partially offset by the effect of closing unprofitable Kitchen Collection® and Le Gourmet Chef® stores in the period after March 31, 2011.
At March 31, 2012, Kitchen Collection® operated 270 stores compared with 239 stores at March 31, 2011. Le Gourmet Chef® operated 57 stores at March 31, 2012 compared with 60 stores at March 31, 2011. At year-end 2011, Kitchen Collection® and Le Gourmet Chef® operated 276 and 61 stores, respectively.
Kitchen Collection reported a lower net loss in the first quarter of 2012 compared with the first quarter of 2011 primarily as a result of higher sales and improved gross margins at Kitchen Collection® comparable stores and the favorable effect of the absence of $0.7 million of costs incurred in the first quarter of 2011 related to combining Kitchen Collection's two warehouse facilities into one facility. This improvement was partially offset by higher employee-related expenses in 2012.

Kitchen Collection - Outlook
The outlet mall retail market remains challenging as continued high unemployment rates and fuel prices, along with other consumer financial concerns, are expected to continue to affect consumer sentiment and limit spending levels for Kitchen Collection's target customer in 2012. However, the company expects to have an increased number of Kitchen Collection® stores in 2012 and anticipates revenue in 2012 will increase compared with 2011.
Overall, Kitchen Collection expects an increase in full-year net income for 2012 compared with 2011. However, further improvement over the favorable first quarter 2012 results is expected to be concentrated in the fourth quarter of 2012 with weak comparisons in the second and third quarters. Kitchen Collection expects the momentum achieved by the new stores in the fourth quarter of 2011 and the first quarter of 2012 to continue in the remainder of 2012 and expects improvements in full year operating results at both store formats as the new stores opened in 2011 develop an established customer base and as additional new stores are opened in 2012. In addition, Kitchen

Collection anticipates improvements in operating results as the company continues its ongoing program of closing underperforming stores. Enhanced sales and margins are also expected as a result of further improvements in the store formats and layouts at both the Kitchen Collection® and Le Gourmet Chef® stores, which are expected to be completed by the end of the third quarter of 2012, and as a result of further refinements of promotional offers and merchandise mix in both store formats. The renegotiation of store leases and the combination of Kitchen Collection's two distribution centers into one larger, more efficient facility, as well as the absence of a number of costs incurred in 2011 not expected to recur in 2012, are also expected to contribute to improved full year results. Although the company anticipates increased product and transportation costs in 2012, it expects to offset these increased costs through price increases and other actions as needed. Cash flow before financing in 2012 is expected to be comparable to 2011.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by continuing to refine its store formats, strengthening its merchandise mix, store displays and appearance, optimizing store selling space as well as evaluating and closing underperforming and loss-generating stores as lease contracts permit. Kitchen Collection also expects to drive profitability by achieving store growth in the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. In the near term, Kitchen Collection expects to focus its growth in the number of stores on the Kitchen Collection® format. When adequate profit prospects are demonstrated for the Le Gourmet Chef® format, the company's expansion focus will shift to increasing the number of these stores as well.

North American Coal - First Quarter Results
North American Coal's net income for the first quarter of 2012 was $9.2 million on revenues of $24.3 million compared with net income of $7.1 million on revenues of $17.9 million for the first quarter of 2011.
North American Coal's deliveries for the first quarter of 2012 compared with the first quarter of 2011 are as follows:

	2012	2011
Coal deliveries (tons)	(in millions)
Consolidated mine(s)	0.8	0.6
Unconsolidated mines	6.6	7.0
Total coal deliveries	7.4	7.6
Limerock deliveries (cubic yards)	3.7	3.6
Revenues and net income increased in the first quarter of 2012 compared with the first quarter of 2011 primarily due to an increase in deliveries at the consolidated mining operations, mainly as a result of improvements at a customer's power plant, and an increase in royalties and other income received from third parties. The increase in net income was partially offset by higher operating expenses at the Mississippi Lignite Mining Company as increased production levels resulted in fewer costs being capitalized into inventory in 2012 compared with 2011.
North American Coal - Outlook
North American Coal expects improved operating performance at its coal mining operations in 2012. Tons delivered in 2012 are expected to be slightly higher than 2011 provided customers achieve currently planned power plant operating levels. Limerock deliveries are expected to decrease modestly in 2012 as customer requirements are expected to be lower as a result of the continued weakness in the southern Florida housing and construction markets. Royalty and other income in 2012 is expected to be moderately higher than 2011.

The new unconsolidated mines, which are in the development stage and will not be in full production for several years, are expected to continue to generate modest income in 2012. North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2012. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in mid-2012.
Overall, North American Coal expects full year 2012 net income to increase compared with 2011 net income mainly as a result of expected improvements in tons delivered at the Mississippi Lignite Mining Company. However, higher selling, general and administrative expenses as a result of increased employee-related costs and development activities are expected to partially offset the improvements in net income. Cash flow before financing activities in 2012 is expected to be substantially higher than 2011, mainly as a result of the receipt in the first quarter of $20.2 million for a dragline sold in the first quarter of 2012 to Mississippi Power Company.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification, coal drying and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal may become available. North American Coal also continues to pursue additional non-coal mining opportunities.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 3, 2012 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4216 (Toll Free) or (617) 213-4868 (International), Pass code: 20936459, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 10, 2012. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.

The Company has reported adjusted income and earnings per diluted share for the first quarter of 2011 excluding the Applica settlement under "First Quarter 2012 Results." Management believes a discussion excluding the settlement is more reflective of NACCO's underlying business operations and enables investors to better understand the results of operations of the Company. Following is the reconciliation of the first quarter of 2011 consolidated net income and earnings per diluted share, as reported, to adjusted income and earnings per share excluding the impact of the Applica settlement.

(in millions, except per share data)		Diluted earnings per share
2011 Consolidated Net Income, as reported	$62.8	$7.48
Impact of Applica settlement, after taxes of $21.0	39.0	4.65
2011 Adjusted income	$23.8	$2.83

For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close unprofitable stores and (7) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities and (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and the Ratcliffe Plant in Mississippi.

About NACCO
NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2012	2011
	(In millions, except per share data)

Revenues	$803.2	$745.5
Cost of sales	658.6	608.9
Gross profit	144.6	136.6
Earnings of unconsolidated mines	12.0	12.1
Selling, general and administrative expenses	118.8	113.4
Operating profit	37.8	35.3
Other (income) expense
Interest expense	5.5	6.2
Applica settlement and litigation costs	—	(57.2)
Other	(1.4)	(0.7)
Income before income taxes	33.7	87.0
Income tax provision	8.5	24.2
Net income attributable to stockholders	$25.2	$62.8

Basic earnings per share attributable to stockholders:
Basic earnings per share	$3.01	$7.51

Diluted earnings per share attributable to stockholders:
Diluted earnings per share	$3.00	$7.48

Cash dividends per share	$0.5325	$0.5225

Basic weighted average shares outstanding	8.379	8.363
Diluted weighted average shares outstanding	8.394	8.399

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2012	2011
	(In millions)
Revenues
NMHG	$629.5	$586.6
Hamilton Beach	104.9	100.6
Kitchen Collection	45.3	40.9
North American Coal	24.3	17.9
NACCO and Other	—	—
Eliminations	(0.8)	(0.5)
Total	$803.2	$745.5

Operating profit (loss)
NMHG	$29.8	$30.4
Hamilton Beach	2.1	3.3
Kitchen Collection	(4.6)	(5.4)
North American Coal	11.9	9.5
NACCO and Other	(1.5)	(2.5)
Eliminations	0.1	—
Total	$37.8	$35.3

Income (loss) before income taxes
NMHG	$26.9	$27.6
Hamilton Beach	1.7	1.7
Kitchen Collection	(4.7)	(5.5)
North American Coal	11.5	8.9
NACCO and Other	(1.8)	54.3
Eliminations	0.1	—
Total	$33.7	$87.0

Net income (loss) attributable to stockholders
NMHG	$21.2	$22.3
Hamilton Beach	1.0	1.0
Kitchen Collection	(2.8)	(3.3)
North American Coal	9.2	7.1
NACCO and Other	(1.4)	34.7
Eliminations	(2.0)	1.0
Total	$25.2	$62.8

(All amounts are subject to annual audit by our independent registered public accounting firm.)